Exhibit 10.1

DIRECTOR AGREEMENT

This Director Agreement (this “Agreement”), dated and made effective as of March 4, 2021 (the “Effective Date”), is entered into by and between Clubhouse Media Group, Inc., a Nevada Corporation (“Company”), and Amir Ben-Yohanan, an individual resident of the State of California (“Director”). The Company and Director may be referred to herein individually as a “Party” or collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Company appointed the Director to the Board of Directors of Company (the “Board”) on June 18th, 2020 and now desires to enter into an agreement with the Director with respect to Director’s continuing service as a director of Company;

WHEREAS, the Director is willing to continue serving as a director of Company upon the terms and conditions set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the Parties hereby agree as follows:

1.	Defined Terms. Wherever the following terms are used in this Agreement, they shall have the meanings ascribed to them below, unless the context clearly indicates otherwise. Other capitalized terms in this Agreement are defined in the text hereof.

	(a)	“Affiliate” means, with reference to Company, any other Person controlling, controlled by or under the common control of Company. For purposes hereof, the term “control” (or any equivalent term) means having ownership of more than fifty percent (50%) of the voting securities of a Person or the power, whether through voting power or otherwise, to control the management policies of such Person.

	(b)	“Common Stock” means the common stock, par value $0.001 per share, of Company.

	(c)	“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority, entity or instrumentality.

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2.	Duties.

	(a)	Director agrees to serve as a Director of the Company and to be available to perform the duties consistent with such position pursuant to the Articles of Incorporation and Bylaws of the Company, and any additional codes, guidelines or policies of the Company that may be effective now or in the future (collectively, the “Governance Documents”) and the laws of the state of Nevada. The Company acknowledges that Director currently holds other positions (“Other Employment”) and agrees that Director may maintain such positions, provided that such Other Employment shall not materially interfere with Director’s obligations under this Agreement. Director confirms that Director expects Director will be able to devote sufficient time and attention to the Company as is necessary to fulfill Director’s responsibilities as a Director of the Company. Such time and attention shall include, without limitation, participation in telephonic and/or in-person meetings of the Board; provided, that Director is given reasonable advance notice of such meetings and they are scheduled at times when Director is available. Director also represents that the Other Employment shall not materially and unreasonably interfere with Director’s obligations under this Agreement. Subject to the forgoing, Director will use Director’s reasonable good faith efforts to promote the interests of Company and its shareholders.

	(b)	By execution of this Agreement, Director accepts Director’s appointment or election as a Director of the Company, and agrees to serve in such capacity, subject to the terms of this Agreement, until Director’s successor is duly elected and qualified or until Director’s earlier death, resignation or removal.

	(c)	Director’s status during the Term (as defined below) shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director hereunder shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

3.	Term. The term of this Agreement shall continue until the earliest of (a) such time as Director resigns or is removed in accordance with the Governance Documents, and (b) the death of the Director (the “Term”).

4.	Compensation. For all services to be rendered by Director hereunder during the Term, and so long as Director remains a Director of the Company, and for prior services provided by the Director to the Company prior to the Effective Date, the Company shall pay to Director the compensation and reimbursement of expenses as set forth in this Section 3.

	(a)	The Parties acknowledge and agree that the Director was named a director of the Company on June 18, 2020. In consideration of Director’s service to the Company between such date and the Effective Date, on the Effective Date the Company shall issue to Director 31,821 shares of Common Stock.

	(b)	At the end of each calendar quarter during the Term, the Company shall issue and deliver to Director, on the last business day of such calendar quarter, a number of shares of Common Stock having a fair market value of $25,000 as of such date. The number of shares of Common Stock to be issued will be calculated by dividing $25,000 by the VWAP (as defined below). The compensation payable to Director pursuant to this Section 4(a) for any partial calendar quarter shall be pro-rated. The shares of Common Stock issued to Director pursuant to the provisions of Section 4(a) and Section 4(b) may be referred to collectively as the “Shares”.

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(c)	The Parties acknowledge and agree that the Company has filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “Form S-8), with respect to certain shares that may be issued to employees, consultants and other personnel providing services to the Company. As long as the Company has sufficient shares of Common Stock registered on the Form S-8, or any replacement registration statement thereto, the Shares to be granted to Director hereunder shall be shares of Common Stock registered on the Form S-8.

(d)	The Shares issued to Director shall be fully-assessable and shall be free and clear of adverse claims, encumbrances and other restrictions except for restrictions on transferability imposed under or by virtue of the U.S. securities laws and any “lock-up” agreement that Company may require its officers and directors to sign in connection with any financing or public offering.

(e)	Director acknowledges that the Shares shall be subject to the resale requirements of SEC Rule 144 applicable to “control” securities.

(f)	During the Term, Company shall reimburse Director for all reasonable out-of-pocket expenses incurred by Director for and/or on behalf of the Company and/or in attending any in-person meetings, provided that Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company.

(g)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed for trading on the OTC Markets or a United States national securities exchange (as applicable, the “Trading Market”), the daily volume weighted average closing price of the Common Stock during the 22 Trading Day (as defined below) period immediately prior to the calculation date, as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as is determined in good faith by the Board of the Company, without the involvement of the Director, after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length. For purposes herein, “Trading Day” shall mean any day on which the Trading Market is generally open for business and on which the Common Stock is then traded.

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5.	Ownership & Protection of Company Property.

	(a)	Ownership; Results of Services. Except with respect to intellectual property activities and rights that Director has or hereafter engages in, owns, controls, or creates on his own time and not in direct service to the Company, Company shall own, and Director hereby assigns and agrees to fully disclose and convey to Company, all of Director’s right, title and interests, of every kind and character and in perpetuity, in and to the results of Director’s specific and direct services to Company as contemplated hereunder in the Influencer Business (as defined below), including all protectible Company-owned tangible and intangible property, material, information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, generated, developed, or made by Director and directly related to the Company’s Influencer Business and Director’s specific services hereunder, individually or in conjunction with others, during the period of Director’s services to Company only when Director is rendering services to Company hereunder which directly relate only to Company’s Influencer Business, technologies, operations, products or services, including (1) all rights and interests of Director in any invention, patent or patent rights, trademark directly related to Company’s Influencer Business (2) printed or digitally generated or stored files, notes, memoranda, correspondence, lists, documents and other corporate instruments and records, (3) information relating to or including any Confidential Information (as defined below), and (4) all writings or materials of any type, whether printed or in digital format or otherwise, embodying any of the foregoing property, material or information directly related to the Company’s Influencer Business. For purposes herein, “Influencer Business” shall mean the Company’s business of engaging and contracting with influencers, who are defined as individuals who create short-form content and disperse it on various social media platforms with an eye toward influencing their respective followers to take a specific course of action such as buy a product or use a particular service.

	(b)	Work for Hire; Assignments. Subject to all of the restrictions and protections of and for Director in Section 5(a) above, the services performed by Director for Company shall constitute “work for hire” and the results of such services or work directly related to the Company’s Influencer Business shall be owned by Company. Subject to all of the foregoing restrictions and protections of and for Director, as set forth herein, Director agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results, work product and proceeds of all such services and work performed by Director hereunder.

	(c)	Return of Company Property. Upon any termination of this Agreement or cessation of Director’s services to Company, Director shall immediately return to Company all property (including both tangible and intangible property) that is actually the property of Company, including keys, records, employee badges, entry cards, records, notes, data, models, memoranda, and other documents, equipment or information or data (including Confidential Information) that are in the possession, custody or control of Director (or any person acting with or at the behest of Director), whether in physical, electronic or digital form, or otherwise, and whether or not such property was conceived, developed, generated or made by Director or by others. Under no circumstances shall Director be entitled to replicate or reproduce, or retain copies of, any of the property of Company following termination, resignation or cessation of Director’s services to Company as contemplated under this Agreement.

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	(d)	Certification. Director shall, upon any termination, resignation or cessation of Director’s services to Company, certify to Company in writing that Director has returned to Company all actual property of Company as required hereunder and that no copies, replicas or reproductions of any such property have been retained by Director or by any other Person acting with or at the behest of Director or to whom or which such materials may have been disclosed or delivered by Director at any time.

6.	14. D&O Insurance Policy. Within 30 business days of the Effective Date the Company shall obtain and execute a directors’ and officers’ liability insurance policy for the directors and officers of the Company with coverage and deductibles as determined by the Company, after good faith consultation with Director.

7.	Confidentiality.

	(a)	Confidential Information. Each Party acknowledges and agrees that, as a result of and during the services provided by Director as a member of the Board, Director will acquire, develop or participate in developing, or otherwise have access to non-public information, data and other matters that are considered highly confidential to Company and that are or may be the property of Company or are licensed by Company from other Persons, including all of the following (collectively, the “Confidential Information”):

		(i)	inventions, ideas, discoveries, methods and methodologies, processes, products, product designs, technical information, know-how, copyrights and works of authorship, drawings, schematics, and supplier, client and customer lists, prices and costs;

		(ii)	information technology, systems, processes, designs, platforms and software, including code, algorithms and other components of any software

		(iii)	studies, analyses, strategic and tactical plans, marketing plans and surveys, maps, photographs and other media and image recordings, and point-of-services locations and information

		(iv)	corporate, business, financial, accounting, legal and regulatory information, data and records generated maintained by or for Company (including drafts, reproductions and copies thereof), including organizational charts, shareholder lists, meetings, minutes and resolutions, personnel files and personal privacy data, contracts, agreements, notes, debentures, security instruments, finance and financing instruments and documents, real and personal property leases, licenses and other commercial transaction documents and records; and

		(v)	information considered a “trade secret” under the (U.S.) Defend Trade Secrets Act (Pub. L. No. 114-153, 130 Stat. 376, codified in Title 18, United States Code) and/or under the Nevada Uniform Trade Secrets Act (NRS § 600A.010 et seq).

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(b)	Material Non-Public Information. For purposes of this Agreement, and except as provided below, “Material Non-Public Information” shall mean any information obtained by the Director hereunder, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to the Company or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have a substantial effect on the price of the Company’s securities or debt, or any derivatives thereof, whether positive or negative.

(c)	Restrictions.

	(i)	During the Term and for a period of three (3) years thereafter the Director agrees to use the Confidential Information only for the purpose of fulfilling Director’s obligations hereunder (the “Purpose”) and shall use reasonable care not to disclose Confidential Information to any non-affiliated third party, such care to be at least equal to the care exercised by Director as to Director’s own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Director agrees that it shall make disclosure of any such Confidential Information only to employees (including temporary and leased employees subject to a confidentiality obligation), officers, directors, attorneys and wholly owned subsidiaries (collectively, “Representatives”), to whom disclosure is reasonably necessary for the Purpose. Director shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Director shall be responsible for the failure of Director’s representatives or agents to comply with the terms of this Agreement, it being understood that other directors and officers of the Company shall not be deemed agents or representatives of Director.

	(ii)	In addition, Director agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Confidential Information as set forth herein, Director shall not (1) buy or sell any securities or derivative securities of or related to the Company, or any interest therein or (2) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder.

	(iii)	Without the prior consent of the Company, the Director shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information.

	(iv)	Director acknowledges that the Confidential Information disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Director agrees it will not knowingly export, directly or indirectly, any Confidential Information or any direct product incorporating any Confidential Information, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

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	(v)	Nothing herein shall be construed as granting to Director or Director’s affiliates any right or license to use or practice any of the information defined herein as Confidential Information and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the of the Company.

(d)	Exceptions. The obligations imposed in this Agreement shall not apply to any information that:

	(i)	was already in the possession of Director at the time of disclosure without restrictions on its use or is independently developed by Director after the effective date of this Agreement, provided that the person or persons developing same have not used any information received from the Company in such development, or is rightfully obtained from a source other than from the Company;

	(ii)	is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Director;

	(iii)	is obtained by Director from a third person who is under no obligation of confidence to the Company;

	(iv)	is disclosed without restriction by the Company; or

	(v)	is disclosed pursuant to the order of a court or administrative body of competent jurisdiction or a government agency, provided that Director shall notify the Company prior to such disclosure and shall cooperate with the Company in the event the Company elects to legally contest, request confidential treatment, or otherwise avoid such disclosure.

(e)	Return of Confidential Information. Upon termination of this Agreement for any reason or upon request by the Company made at any time, all Confidential Information, together with any copies of same as may be authorized herein, shall be returned to the Company, or destroyed and certified as such by an officer of Director. Director may retain one copy of all written Confidential Information for Director’s files for reference in the event of a dispute hereunder.

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(f)	Ownership of Confidential Information. As between the Company and Director, the Confidential Information and any Derivative thereof (as defined below), whether created by the Company or the Director directly in the furtherance of Director’s services for the Company in its Influencer Business will remain the property of the Company. For purposes of this Agreement, “Derivative” shall mean: (i) to the extent the Confidential information contains Company owned or controlled copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for Company owned or controlled patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.]

(g)	Request for Confidential Information Pursuant to Court or Other Proceeding. If Director is requested or required (by oral questions, deposition, interrogatories, subpoena, civil investigative demand or other similar non-criminal process) to disclose any Confidential Information supplied to Director under this Agreement, the Director will provide the Company with prompt written notice of such request(s) so that the Company may, at the Company’s option, (a) seek an appropriate protective order; (b) consult with the Director on the advisability of taking steps to resist or narrow such request or requirement; or (c) waive in writing the Director’s compliance with the provisions of this Agreement for the sole purpose of complying with the request. If, in the absence of a protective order or the receipt of a written waiver hereunder, the Director is nonetheless, in the reasonable opinion of Director’s counsel, compelled to disclose Confidential Information to any governmental tribunal or else stand liable for contempt or suffer other censure or penalty, the Director will cooperate with the Company at the Company’s expense in any attempt that the Company may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal for all or designated portions of such Confidential Information disclosed by the Company.

(h)	No License. Nothing in this Agreement shall be construed as granting any right or license to the Director or any other Person, by implication or otherwise, with respect to any Confidential Information, except for the limited purposes set forth above.

(i)	Notice. In accordance with the (U.S.) Defend Trade Secrets Act, Company hereby provides to Director the following notice of immunity protection available thereunder:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

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8.	Director’s Representation and Acknowledgment. Director represents to the Company that Director’s execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that Director may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any shareholder of Company or any of any of its affiliate or subsidiary companies with respect to any matter arising under this Agreement.

9.	Governing Law; Consent to Jurisdiction.

(a) Governing Law. This Agreement, including the validity, substance, interpretation and enforcement thereof, shall be governed in all respects by the laws of the State of Nevada without regard to its conflicts of laws or choice of laws principles.

(b) Consent to Jurisdiction; Choice of Forum. Company and Employee each hereby irrevocably consent to the jurisdiction of the courts of the State of Nevada for all purposes in connection with any action, proceeding or dispute that arises out of or relates to this Agreement and agree that any action or proceeding instituted by either of them under or relating to this Agreement shall be commenced and prosecuted exclusively and finally in the state courts of the State of Nevada.

10.	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as to the addresses for notices as set forth on the signature page of this Agreement or as subsequently modified by written notice by a Party to the other Party.

11.	General Provisions.

(a) Amendment, Waiver & Termination. No amendment, modification, supplement, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

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(b)	Remedies. Each Party agrees that the obligations contained in this Agreement are necessary and reasonable in order to protect the Confidential Information and the other agreements of the Parties as set forth herein, and acknowledges that any breach by a Party of the terms hereunder will result in irreparable and continuing damages to the other Party for which there will be no adequate remedy at law. Accordingly, each Party agrees that, in addition to any other remedies available at law, each Party shall be entitled to obtain an injunction or other equitable relief, including, without limitation, specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to the Parties at law or in equity, against a threatened or continuing breach of this Agreement by the Director without the necessity of proving actual damages.

(c)	Integration; Entirety. This Agreement sets forth the entire understanding between the Parties and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Parties.

(d)	Severability. In the event that any provision contained in this Agreement (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. In connection therewith, and to the fullest extent possible, the provisions of this Agreement (including each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the Parties in the provision held invalid, illegal or unenforceable.

(e)	Assignment. Neither Party may assign this Agreement without the prior written consent of the other.

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. The Parties’ exchange and delivery of this Agreement and of signature pages by facsimile transmission, portable document format (.pdf) or other electronic format shall be deemed to be their original signatures for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Clubhouse Media Group, Inc.

By:	/s/ Christian Young
Name:	Christian Young
Title:	Chief Operating Officer

Amir Ben-Yohanan

By:	/s/ Amir Ben-Yohanan
Name:	Amir Ben-Yohanan

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